Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Commonwealth Financial Corporation:

We consent to the use of our reports with respect to the consolidated statements of financial condition of First Commonwealth Financial Corporation as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

August 8, 2018